ENERGY TRANSFER REPORTS THIRD QUARTER 2024 RESULTS
Dallas – November 6, 2024 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended September 30, 2024.
Energy Transfer reported net income attributable to partners for the three months ended September 30, 2024 of $1.18 billion. For the three months ended September 30, 2024, net income per common unit (basic) was $0.33.
Adjusted EBITDA for the three months ended September 30, 2024 was $3.96 billion compared to $3.54 billion for the three months ended September 30, 2023.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended September 30, 2024 was $1.99 billion, an increase of $4 million from the three months ended September 30, 2023.
Growth capital expenditures in the third quarter of 2024 were $724 million, while maintenance capital expenditures were $359 million.
Operational Highlights
•With the addition of new organic growth projects and acquisitions, volumes on Energy Transfer’s assets continued to increase during the third quarter of 2024.
•Crude oil transportation volumes were up 25%, setting a new Partnership record.
•Crude oil exports were up 49%.
•Midstream gathered volumes and produced volumes were up 6% and 26%, respectively, setting new Partnership records.
•NGL fractionation volumes were up 12%, setting a new Partnership record.
•NGL transportation volumes were up 4%, setting a new Partnership record.
•The Partnership recently completed a 50 MMcf/d expansion to the Orla East processing plant in the Permian Basin.
•The Partnership also recently completed construction of a 30-mile crude oil pipeline that allows Energy Transfer to transport approximately 100,000 Bbls/d of crude oil from its terminals in Midland, Texas to Cushing, Oklahoma.
•Energy Transfer recently approved construction of its ninth fractionator at Mont Belvieu, which will have a capacity of 165,000 Bbls/d. Frac IX is expected to be in service in the fourth quarter of 2026 and will increase the Partnership’s total fractionation capacity at Mont Belvieu to more than 1.3 million Bbls/d.
Strategic Highlights
•In July 2024, Energy Transfer completed the acquisition of WTG Midstream Holdings LLC (“WTG Midstream”), which added approximately 6,000 miles of complementary gas gathering pipelines and extended Energy Transfer’s network in the Midland Basin. The transaction also added nine gas processing plants with a total capacity of approximately 1.5 Bcf/d, and an additional 200 MMcf/d processing plant is currently under construction.
•In July 2024, Energy Transfer and Sunoco LP formed a joint venture combining their respective crude oil and produced water gathering assets in the Permian Basin. Energy Transfer serves as the operator of the joint venture.
•With forecasts suggesting that natural gas fueled power demand will increase significantly in the future, Energy Transfer is seeing increasing opportunities to provide natural gas to power plants and data centers spread across its natural gas footprint, from Arizona to Florida and from Texas to Michigan.
Financial Highlights
•In October 2024, Energy Transfer announced a cash distribution of $0.3225 per common unit ($1.29 annualized) for the quarter ended September 30, 2024.

•As of September 30, 2024, the Partnership’s revolving credit facility had $3.34 billion available for future borrowings.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months ended September 30, 2024. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Wednesday, November 6, 2024 to discuss its third quarter 2024 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with more than 130,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 21% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 39% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. SUN's midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements SUN's fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets	$13,336	$12,433

Property, plant and equipment, net	95,012	85,351

Investments in unconsolidated affiliates	3,268	3,097
Lease right-of-use assets, net	836	826
Other non-current assets, net	1,965	1,733
Intangible assets, net	6,102	6,239
Goodwill	3,910	4,019
Total assets	$124,429	$113,698
LIABILITIES AND EQUITY
Current liabilities	$12,371	$11,277

Long-term debt, less current maturities	58,995	51,380
Non-current derivative liabilities	—	4
Non-current operating lease liabilities	742	778
Deferred income taxes	4,110	3,931
Other non-current liabilities	1,613	1,611

Commitments and contingencies
Redeemable noncontrolling interests	418	778

Equity:
Limited Partners:
Preferred Unitholders	3,892	6,459
Common Unitholders	31,308	30,197
General Partner	(2)	(2)
Accumulated other comprehensive income	42	28
Total partners’ capital	35,240	36,682
Noncontrolling interests	10,940	7,257
Total equity	46,180	43,939
Total liabilities and equity	$124,429	$113,698

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES	$20,772	$20,739	$63,130	$58,054
COSTS AND EXPENSES:
Cost of products sold	15,612	16,059	47,818	44,761
Operating expenses	1,358	1,105	3,723	3,224
Depreciation, depletion and amortization	1,324	1,107	3,791	3,227
Selling, general and administrative	297	234	889	700
Impairment losses	—	1	50	12
Total costs and expenses	18,591	18,506	56,271	51,924
OPERATING INCOME	2,181	2,233	6,859	6,130
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(828)	(632)	(2,318)	(1,892)
Equity in earnings of unconsolidated affiliates	102	103	285	286
Loss on extinguishment of debt	—	—	(11)	—
Gain (loss) on interest rate derivatives	(6)	32	6	47
Non-operating litigation-related loss	—	(625)	—	(625)
Gain on sale of Sunoco LP West Texas assets	—	—	598	—
Other, net	74	13	104	37
INCOME BEFORE INCOME TAX EXPENSE	1,523	1,124	5,523	3,983
Income tax expense	89	77	405	256
NET INCOME	1,434	1,047	5,118	3,727
Less: Net income attributable to noncontrolling interests	238	451	1,337	1,080
Less: Net income attributable to redeemable noncontrolling interests	13	12	44	39
NET INCOME ATTRIBUTABLE TO PARTNERS	1,183	584	3,737	2,608
General Partner’s interest in net income	1	—	3	2
Preferred Unitholders’ interest in net income	67	118	294	340
Loss on redemption of preferred units	—	—	54	—
Common Unitholders’ interest in net income	$1,115	$466	$3,386	$2,266
NET INCOME PER COMMON UNIT:
Basic	$0.33	$0.15	$1.00	$0.73
Diluted	$0.32	$0.15	$0.99	$0.72
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,415.2	3,144.0	3,384.9	3,122.3
Diluted	3,441.2	3,167.7	3,410.7	3,145.9

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,434	$1,047	$5,118	$3,727
Interest expense, net of interest capitalized	828	632	2,318	1,892
Impairment losses	—	1	50	12
Income tax expense	89	77	405	256
Depreciation, depletion and amortization	1,324	1,107	3,791	3,227
Non-cash compensation expense	37	35	113	99
(Gain) loss on interest rate derivatives	6	(32)	(6)	(47)
Unrealized (gain) loss on commodity risk management activities	(53)	107	50	182
Loss on extinguishment of debt	—	—	11	—
Inventory valuation adjustments (Sunoco LP)	197	(141)	99	(113)
Equity in earnings of unconsolidated affiliates	(102)	(103)	(285)	(286)
Adjusted EBITDA related to unconsolidated affiliates	181	182	522	514
Non-operating litigation-related loss(b)	—	625	—	625
Gain on sale of Sunoco LP West Texas assets	—	—	(598)	—
Other, net	18	4	11	8
Adjusted EBITDA (consolidated)	3,959	3,541	11,599	10,096
Adjusted EBITDA related to unconsolidated affiliates(c)	(181)	(182)	(522)	(514)
Distributable cash flow from unconsolidated affiliates(c)	127	131	373	364
Interest expense, net of interest capitalized	(828)	(632)	(2,318)	(1,892)
Preferred unitholders’ distributions	(72)	(129)	(290)	(376)
Current income tax expense	20	(25)	(241)	(69)
Transaction-related income taxes(d)	(18)	—	181	—
Maintenance capital expenditures	(392)	(202)	(785)	(601)
Other, net	16	11	72	21
Distributable Cash Flow (consolidated)	2,631	2,513	8,069	7,029
Distributable Cash Flow attributable to Sunoco LP(c)	(290)	(181)	(647)	(514)
Distributions from Sunoco LP	60	43	182	130
Distributable Cash Flow attributable to USAC (100%)	(87)	(71)	(259)	(201)
Distributions from USAC	25	25	73	73
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly owned consolidated subsidiaries	(364)	(345)	(1,052)	(983)
Distributable Cash Flow attributable to the partners of Energy Transfer	1,975	1,984	6,366	5,534
Transaction-related adjustments	15	2	19	14
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$1,990	$1,986	$6,385	$5,548
Distributions to partners:
Limited Partners	$1,104	$983	$3,269	$2,923
General Partner	1	1	3	3
Total distributions to be paid to partners	$1,105	$984	$3,272	$2,926
Common Units outstanding – end of period	3,423.7	3,145.1	3,423.7	3,145.1

(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investees’ distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)Non-operating litigation-related loss recognized in the three and nine months ended September 30, 2023 represents the loss associated with a recent adverse ruling. This non-recurring, non-operating loss has been excluded from the Partnership’s calculation of Adjusted EBITDA.
(c)These amounts exclude Sunoco LP’s Adjusted EBITDA and distributable cash flow related to its investment in the Permian joint venture, which amounts are eliminated in the Energy Transfer consolidation.
(d)For the three and nine months ended September 30, 2024, the amount reflected for transaction-related income taxes reflects current income tax expense recognized by Sunoco LP in connection with its April 2024 sale of convenience stores in West Texas, New Mexico and Oklahoma.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2024	2023
Segment Adjusted EBITDA:
Intrastate transportation and storage	$329	$244
Interstate transportation and storage	460	491
Midstream	816	631
NGL and refined products transportation and services	1,012	1,076
Crude oil transportation and services	768	706
Investment in Sunoco LP	456	257
Investment in USAC	146	130
All other	(28)	6
Adjusted EBITDA (consolidated)	$3,959	$3,541
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2024	2023
Natural gas transported (BBtu/d)	13,214	15,123
Withdrawals from storage natural gas inventory (BBtu)	2,325	—
Revenues	$678	$973
Cost of products sold	272	664
Segment margin	406	309
Unrealized (gains) losses on commodity risk management activities	(11)	14
Operating expenses, excluding non-cash compensation expense	(61)	(71)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(13)
Adjusted EBITDA related to unconsolidated affiliates	6	6
Other	—	(1)
Segment Adjusted EBITDA	$329	$244
Transported volumes of gas on our Texas intrastate pipelines decreased primarily due to less third-party transportation and decreased gas production from the Haynesville area. Transported volumes reported above exclude volumes attributable to purchases and sales of gas for our pipelines’ own accounts and the optimization of any unused capacity.
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impact of the following:
•an increase of $100 million in realized natural gas sales and other primarily due to higher pipeline optimization from physical sales; and
•a decrease of $10 million in operating expenses primarily due to a change related to fuel consumption that is offset in cost of products sold in 2024; partially offset by
•a decrease of $13 million in storage margin primarily due to the timing of financial gains;
•a decrease of $11 million in retained fuel margin primarily due to a change related to fuel consumption that is offset in operating expenses in 2024; and
•a decrease of $4 million in transportation fees primarily due to a contract expiration on our Louisiana system.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2024	2023
Natural gas transported (BBtu/d)	16,616	16,237
Natural gas sold (BBtu/d)	39	40
Revenues	$575	$571
Cost of products sold	3	2
Segment margin	572	569
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(203)	(178)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(34)	(30)
Adjusted EBITDA related to unconsolidated affiliates	125	129
Other	—	1
Segment Adjusted EBITDA	$460	$491
Transported volumes increased primarily due to more capacity sold and higher utilization on our Panhandle, Trunkline and Gulf Run systems due to increased demand.

Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impact of the following:
•an increase of $25 million in operating expenses primarily due to a $10 million one-time benefit recorded in the third quarter of 2023 which reduced operating expense, a $6 million increase in maintenance project costs, a $3 million increase from the revaluation of system gas and an aggregate increase of $5 million in employee costs and office expense;
•an increase of $4 million in selling, general and administrative expenses primarily due to higher professional fees and higher overhead costs; and
•a decrease of $4 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to lower revenue on our Midcontinent Express Pipeline joint venture; partially offset by
•an increase of $3 million in segment margin primarily due to a $23 million increase resulting from a rate adjustment in 2023 related to the conclusion of a rate case on our Panhandle system, partially offset by an $11 million decrease due to lower interruptible utilization, a $7 million decrease in transportation revenue from several of our interstate pipeline systems due to lower contracted volumes at lower rates and a $5 million decrease due to lower market prices on the sale of operational gas.
Midstream

	Three Months Ended September 30,
	2024	2023
Gathered volumes (BBtu/d)	21,027	19,825
NGLs produced (MBbls/d)	1,094	869
Equity NGLs (MBbls/d)	65	42
Revenues	$2,758	$2,777
Cost of products sold	1,551	1,808
Segment margin	1,207	969
Operating expenses, excluding non-cash compensation expense	(411)	(294)
Selling, general and administrative expenses, excluding non-cash compensation expense	(57)	(50)
Adjusted EBITDA related to unconsolidated affiliates	6	5
Other	71	1
Segment Adjusted EBITDA	$816	$631
Gathered volumes increased primarily due to recently acquired assets and higher volumes in the Permian region. NGL production increased primarily due to recently acquired assets and increased Permian plant utilization.
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impact of the following:
•an increase of $254 million in segment margin primarily due to recently acquired assets and higher volumes in the Permian region; and
•an increase of $70 million in other income due to the recognition of proceeds from a business interruption claim; partially offset by
•an increase of $117 million in operating expenses primarily due to a $108 million increase related to recent acquisitions and assets placed in service and a $9 million increase in employee costs;
•a decrease of $16 million in segment margin due to lower natural gas prices; and
•an increase of $7 million in selling, general and administrative expenses primarily due to higher insurance expenses.

NGL and Refined Products Transportation and Services

	Three Months Ended September 30,
	2024	2023
NGL transportation volumes (MBbls/d)	2,237	2,161
Refined products transportation volumes (MBbls/d)	574	551
NGL and refined products terminal volumes (MBbls/d)	1,505	1,475
NGL fractionation volumes (MBbls/d)	1,152	1,029
Revenues	$5,853	$5,260
Cost of products sold	4,527	4,034
Segment margin	1,326	1,226
Unrealized (gains) losses on commodity risk management activities	(64)	84
Operating expenses, excluding non-cash compensation expense	(243)	(235)
Selling, general and administrative expenses, excluding non-cash compensation expense	(42)	(33)
Adjusted EBITDA related to unconsolidated affiliates	35	34
Segment Adjusted EBITDA	$1,012	$1,076
NGL transportation volumes increased primarily due to higher volumes from the Permian region, on our Mariner East pipeline system and on our Gulf Coast export pipelines.
The increase in transportation volumes and the commissioning of our eighth fractionator in August 2023 also led to higher fractionated volumes at our Mont Belvieu NGL Complex.
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment decreased due to the net impact of the following:
•a decrease of $70 million in marketing margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to $100 million in gains recorded in the third quarter of 2023 from the optimization of hedged NGL and refined product inventories compared to $30 million in gains recorded for the third quarter of 2024. This decrease also included a $2 million decrease in intrasegment margin which is fully offset within our transportation margin;
•a decrease of $12 million in fractionators and refinery services margin resulting from a $27 million increase due to higher volumes and a $2 million increase from our refinery services business, offset by a $41 million decrease in rates, primarily from our midstream segment due to lower gas prices and the restructuring of certain affiliate fractionation agreements;
•an increase of $8 million in operating expenses primarily due to a $6 million increase in employee costs, a $4 million increase in ad valorem taxes, a $4 million increase in outside services expenses and increases totaling $6 million from various other operating expenses. These increases were partially offset by an $11 million decrease in gas and power utility costs; and
•an increase of $9 million in selling, general and administrative expenses primarily due to increased costs from recently acquired assets; partially offset by
•an increase of $25 million in terminal services margin primarily due to a $15 million increase from higher export volumes loaded at our Nederland Terminal, an $8 million increase from our Marcus Hook Terminal due to higher throughput and contractual rate escalations and a $3 million increase due to higher throughput and storage at our refined product terminals; and
•an increase of $8 million in transportation margin primarily due to higher throughput and contractual rate escalations of $19 million on our Mariner East pipeline system and intrasegment charges of $7 million and $2 million which were fully offset within our fractionators and marketing margins, respectively. These increases were partially offset by decreased revenue on our Texas y-grade pipeline system, despite higher volumes, primarily due to the restructuring of certain affiliate transportation agreements.

Crude Oil Transportation and Services

	Three Months Ended September 30,
	2024	2023
Crude oil transportation volumes (MBbls/d)	7,025	5,640
Crude oil terminal volumes (MBbls/d)	3,533	3,548
Revenues	$7,309	$7,289
Cost of products sold	6,297	6,392
Segment margin	1,012	897
Unrealized losses on commodity risk management activities	20	14
Operating expenses, excluding non-cash compensation expense	(231)	(183)
Selling, general and administrative expenses, excluding non-cash compensation expense	(39)	(29)
Adjusted EBITDA related to unconsolidated affiliates	6	6
Other	—	1
Segment Adjusted EBITDA	$768	$706
Crude oil transportation volumes were higher due to continued growth on our gathering systems and contributions from recently acquired assets. Crude terminal volumes were lower due to lower refinery-driven throughput at our Gulf Coast terminals, partially offset by higher export volumes.
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the net impact of the following:
•an increase of $121 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $150 million increase from recently acquired assets and contributions from the recently formed Permian joint venture with Sunoco LP; this increase was partially offset by a $21 million decrease from our crude oil acquisition and marketing business primarily due to lower refined product prices and an $11 million decrease from existing pipeline assets; partially offset by
•an increase of $48 million in operating expenses from recently acquired and contributed assets, as well as increases in ad valorem taxes, employee costs, outside services and various volume-driven expenses; and
•an increase of $10 million in selling, general and administrative expenses primarily due to an increase of $7 million from recently acquired assets and related corporate allocations, and higher employee expenses.

Investment in Sunoco LP

	Three Months Ended September 30,
	2024	2023
Revenues	$5,751	$6,320
Cost of products sold	5,327	5,793
Segment margin	424	527
Unrealized (gains) losses on commodity risk management activities	1	(1)
Operating expenses, excluding non-cash compensation expense	(168)	(110)
Selling, general and administrative expenses, excluding non-cash compensation expense	(52)	(28)
Adjusted EBITDA related to unconsolidated affiliates	47	2
Inventory fair value adjustments	197	(141)
Other, net	7	8
Segment Adjusted EBITDA	$456	$257
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased primarily due to the net impact of the following:
•an increase in segment margin (excluding unrealized gains and losses on commodity risk management activities and inventory valuation adjustments) of $237 million primarily related to the acquisitions of NuStar and Zenith European terminals; and
•a $45 million increase in Adjusted EBITDA related to unconsolidated affiliates due to the formation of the Permian joint venture; partially offset by
•a $58 million increase in operating expenses and a $24 million increase in selling, general and administrative expenses primarily related to the acquisitions of NuStar and Zenith European terminals.
Investment in USAC

	Three Months Ended September 30,
	2024	2023
Revenues	$240	$217
Cost of products sold	38	35
Segment margin	202	182
Operating expenses, excluding non-cash compensation expense	(43)	(39)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(13)
Segment Adjusted EBITDA	$146	$130
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to the net impact of the following:
•an increase of $20 million in segment margin primarily due to higher revenue-generating horsepower as a result of increased demand for compression services, higher market-based rates on newly deployed and redeployed compression units and higher average rates on existing customer contracts; partially offset by
•an increase of $4 million in operating expenses primarily due to an increase in employee costs associated with increased revenue-generating horsepower.

All Other

	Three Months Ended September 30,
	2024	2023
Revenues	$379	$444
Cost of products sold	369	457
Segment margin	10	(13)
Unrealized (gains) losses on commodity risk management activities	1	(4)
Operating expenses, excluding non-cash compensation expense	(20)	(8)
Selling, general and administrative expenses, excluding non-cash compensation expense	(23)	(13)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Other and eliminations	2	42
Segment Adjusted EBITDA	$(28)	$6
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased due to the net impact of the following:
•a decrease of $49 million related to intersegment eliminations primarily driven by the formation of the Permian joint venture, which is consolidated in our crude oil transportation and services segment and also reflected as an unconsolidated affiliate in our investment in Sunoco LP segment; partially offset by
•an increase of $11 million in our natural gas marketing business due to higher gains from gas trading and storage positions; and
•an increase of $7 million from our compressor packaging business.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at September 30, 2024	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$3,336	April 11, 2027

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended September 30,
	2024	2023
Equity in earnings of unconsolidated affiliates:
Citrus	$41	$39
MEP	16	21
White Cliffs	4	2
Explorer	11	10
SESH	12	8
Other	18	23
Total equity in earnings of unconsolidated affiliates	$102	$103

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$89	$86
MEP	25	30
White Cliffs	9	7
Explorer	17	16
SESH	13	12
Other	28	31
Total Adjusted EBITDA related to unconsolidated affiliates	$181	$182

Distributions received from unconsolidated affiliates:
Citrus	$—	$53
MEP	16	25
White Cliffs	9	7
Explorer	11	10
SESH	15	8
Other	20	19
Total distributions received from unconsolidated affiliates	$71	$122

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly owned subsidiaries that are publicly traded.

	Three Months Ended September 30,
	2024	2023
Adjusted EBITDA of non-wholly owned subsidiaries (100%) (a)	$764	$679
Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries (b)	400	326

Distributable Cash Flow of non-wholly owned subsidiaries (100%) (c)	$745	$653
Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries (d)	381	308
Below is our ownership percentage of certain non-wholly owned subsidiaries:

Non-wholly owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.